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                                EXHIBIT 23


                   CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Twin Disc, Incorporated on Form S-8 (Twin Disc, Incorporated 1988 Incentive Stock Option Plan , Twin Disc, Incorporated 1988 Non-Qualified Stock Option Plan for Officers, Key Employees and Directors, Twin Disc, Incorporated 1998 Incentive Compensation Plan and Twin Disc, Incorporated 1998 Stock Option Plan for Non-Employee Directors) of our reports dated July 23, 1999, on our audits of the consolidated financial statements and financial statement schedule of Twin Disc, Incorporated as of June 30, 1999 and 1998 and for the years ended June 30, 1999, 1998 and 1997, which reports are included (or incorporated by reference) in this Annual Report on Form 10-K.





                                    PricewaterhouseCoopers  LLP


Milwaukee, Wisconsin
September 22, 1999